                                                                    EXHIBIT 12.1

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                      THREE MONTHS
                                           YEAR ENDED DECEMBER 31,                  ENDED MARCH 31,
                              --------------------------------------------------    ----------------
                               1997       1996       1995       1994       1993      1998      1997
                              -------    -------    -------    -------    ------    ------    ------
Pretax earnings.............   76,622     96,245     84,934     63,365    44,507    49,784    44,988

Less: Capitalized
  Interest..................     (608)      (525)      (499)      (932)   (1,164)      (39)      (76)

Plus: Fixed Charges.........   40,907     41,606     46,049     45,897    41,798     9,801    10,357
                              -------    -------    -------    -------    ------    ------    ------

  Adjusted earnings.........  116,921    137,326    130,484    108,330    85,141    59,546    55,269

Fixed Charges:

  Interest reported.........   34,318     34,453     38,536     38,516    35,039     8,532     8,790

  Interest capitalized......      608        525        499        932     1,164        39        76

  Fuel clause interest......    2,452      2,120      2,480      2,061     1,532       535       554

  Interest element of lease
     rental payments
     ( 1/3).................    3,529      4,508      4,534      4,388     4,063       695       937
                              -------    -------    -------    -------    ------    ------    ------

                               40,907     41,606     46,049     45,897    41,798     9,801    10,357

  Fixed Charge coverage.....      2.9x       3.3x       2.8x       2.4x      2.0x      6.1x      5.3x
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